Exhibit 99.2

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE OFFICERS
ESTABLISH RULE 10B5-1 TRADING PLANS

AUGUST 29, 2006 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE:FRZ) announced today that certain officers of the company have established pre-arranged personal stock trading plans with brokerage firms under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Rule 10b5-1 enables securities holders to adopt pre-arranged stock trading plans for the sale of predetermined amounts of securities on a non-discretionary basis.

The individuals participating in the plans will sell shares to pay taxes, as well as for financial diversification and other purposes. These plans also have the effect of spreading stock trades over an extended period of time, thereby reducing market impact.

Among others, the following officers have elected to enter into Rule 10b5-1 stock trading plans on August 29, 2006:

•                       William P. Brick - Chairman and Chief Executive Officer

•                       Jimmy C. Weaver - President, Chief Operating Officer and Director

•                       Steven J. Janusek - Executive Vice President, Chief Financial Officer and Secretary

The stock trading plans of Messrs. Brick, Weaver and Janusek will terminate on September 30, 2007. Sales of shares pursuant to the stock trading plans will be reported through Form 4 filings with the Securities and Exchange Commission. A total of 30,000, 20,000 and 24,000 shares of the company’s common stock may be sold pursuant to the stock trading plans entered into by Messrs. Brick, Weaver and Janusek, respectively. Except as may be required by law, the company does not report stock trading plans by other company officers or directors, or modifications, transactions or other activities under any previously announced plan.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to more than 82,000 locations in 31 states and the District of Columbia. The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®. Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.